Exhibit 99.1

Murphy USA Inc. Reports Second Quarter 2014 Results

El Dorado, Arkansas, August 6, 2014 – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, announced today financial results for the three and six months ended June 30, 2014.  Key highlights include:

•	Income from continuing operations of $73.2 million ($1.57 per diluted share) for Q2 2014 compared to $70.3 million ($1.50 per diluted share) for Q2 2013
•

Merchandise gross margin dollars grew 6.3% in total and 2.3% on an average per store month (APSM) basis for the current quarter, led by APSM gross margin dollar growth of 9.4% from non-tobacco merchandise

•	Product supply and wholesale margin dollars for Q2 2014 (excluding RINs) of $47.9 million compared to $10.3 million in Q2 2013, more than offsetting lower retail fuel margins in the quarter
•

Income from the Hereford ethanol plant set a quarterly plant record with $8.8 million of net income compared to $3.7 million of net income in the comparable 2013 quarter due to improved crush spread and higher yield

•	Completed the previously announced $50 million share repurchase program during the quarter and ended June 30, 2014 with a balance of $260.2 million in cash and cash equivalents
•	Added nine stores in the quarter with an additional five sites opened since quarter end; 20 sites are currently under construction; target for full year still on track

Three-month results

For the three month period ended June 30, 2014, the Company reported income from continuing operations of $73.2 million or $1.57 per diluted share on revenues of $4.76 billion.  Income from continuing operations was $70.3 million and $1.50 per diluted share in the same period in 2013 on revenues of $4.84 billion.  Average retail fuel prices for the second quarter 2014 (including taxes) were $3.47 per gallon versus $3.38 per gallon in the same period of 2013.  Net income for the three month period ended June 30, 2014 was $73.2 million as there were no discontinued operations in the current quarter compared to net income of $77.6 million, or $1.66 per diluted share, for the comparable period in 2013, which included $7.3 million of income from discontinued operations.   The improved results in continuing operations for the current quarter were primarily driven by higher merchandise margins, improved results from the Hereford, TX ethanol plant, and higher product supply and wholesale gross margins partially offset by lower retail fuel margins.  The current quarter also included a tax benefit of $6.8 million recognized in the period due to lower state income tax rates.  Cash and cash equivalents at the end of June 2014 were $260.2 million.

“The second quarter of the year saw us translate the execution of our strategy into financial results for our shareholders,” said President and CEO Andrew Clyde.  “Merchandise gross margin dollars per site grew 2.3% as the results from our successful beverage promotions and rollout of new e-cigarette and vapor products more than offset the decline in cigarettes.  Despite a flat fuel price environment that dampened retail fuel margins, total fuel margin dollars grew as product supply and wholesale contributed $48 million in margin.  Based on our continued strong earnings performance and balance sheet, we completed our first ever share repurchase program of $50 million.” said Mr. Clyde.

Adjusted EBITDA (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) was $137.2 million for the three month period ended June 30, 2014, compared to $133.5 million for the same period in 2013.

Total retail fuel volumes increased 1.1% with 993.1 million gallons sold in the 2014 quarter compared to 982.4 million gallons in the comparable 2013 quarter.    Retail fuel volumes sold on an APSM basis were 271,599 gallons in the 2014 period compared to 278,977 gallons in the 2013 period,  a decrease of 2.6%.   Retail fuel margins (before credit card expenses) were 13.2 cents per gallon (cpg) in the 2014 quarter compared to 15.6 cpg in the 2013 period, a decrease of 2.4 cpg.  Margins and volume were impacted during the period by a flat to rising wholesale price environment compared to periods of higher volatility and price decreases in the prior year quarter along with fewer days in the quarter of the Walmart 15 cent/10 cent discount program.  The discount program was in effect for the latter part of May and all of June in 2014 compared to the entire second quarter in 2013.  Total product supply and wholesale margin dollars excluding Renewable Identification Numbers (RINs)  were $47.9 million in the 2014 period compared to $10.3 million in the same period of 2013.  Also impacting operating income for the three months ended June  30, 2014 was income generated by the sale of RINs of $23.3 million compared to $29.7 million in the 2013 period.  During the current period, 52 million RINs were sold at an average selling price of $0.45 per RIN.

Total merchandise margin dollars increased by 6.3% in the 2014 quarter compared to the prior year.  Merchandise unit margins for the quarter ended June 30, 2014 averaged 13.7% compared to 12.8% for the same period in 2013.  Non-tobacco products continued to show increases in both margin dollars and percentage of total sales as certain promotions with beverages and candy among other categories showed favorable results in the current period. For the current quarter, merchandise revenues were $548 million compared to $553 million for the 2013 period, a decrease of $5.1 million.  For the current quarter, total non-tobacco sales dollars increased 9.2%, with the largest increases shown in dispensed beverages, salty snacks and alternative snacks, while margin dollars increased 13.6%. Total merchandise margin dollars on an APSM basis for the quarter were up 2.3% as increases in non-tobacco margin dollars of 9.4% offset a 2.0% decrease in tobacco margin dollars.   Within the tobacco categories, both smokeless and other tobacco products were up significantly on a margin basis due to a more advantageous product mix.

Station and other operating expenses were $133.2 million for the quarter ended June 30, 2014, compared to $124.7 million for the same period in 2013.  On an APSM basis, the expenses applicable to retail increased 2.8% period over period.  Excluding credit card expenses, station operating expenses on an APSM basis increased in the current quarter 1.1% compared to the same period in the prior year.  Credit card expenses were higher on an APSM basis in the current period due in part to a change in mix of payment types with higher credit card usage in the current period.    The largest area of increase in other operating expenses during the current quarter was related to maintenance expense as the 2014 quarter contained higher charges for winter related repairs and landscaping.  Selling, general and administrative (SG&A) expenses in the current quarter were $29.7 million compared to $28.4 million in the same period of 2013.  The primary reason for the increase is higher employee related  charges.   Included in the station and other operating expense and SG&A expense totals above are $4.6 million and $4.7 million of combined operating expense and SG&A costs for the three months ended June 30, 2014 and 2013, respectively,  for product supply and wholesale operations.

The Company’s remaining ethanol plant in Hereford, Texas, was profitable for the second quarter of 2014, generating $8.8 million in net income compared to net income of $3.7 million in  Q2 2013. The amount in the current quarter was a quarterly record for net income at Hereford.  The improved results in the current quarter were the result of higher crush spreads and improved efficiency following the planned Q1 2014 maintenance shutdown.

Interest expense is higher in the second quarter 2014 compared to the prior year quarter by $10.5 million due to the issuance in mid-August 2013 of the $500 million Senior Notes and the funding of a $150 million term loan under our credit facilities.  As these borrowings did not exist in the prior period, there is a large increase in interest expense resulting from these transactions.  Further, the current quarter includes a charge of $1.9 million related to a write-off of deferred debt costs for the recently repaid term loan.

Capital expenditures for continuing operations for the quarter ended June 30, 2014 were $29.3 million compared to $27.8 million in 2013.  Of those capital expenditures, in the current quarter, $25.5 million were for retail growth and $2.4 million spent on retail maintenance items.  The remaining balance of the capital expenditures was in our product supply, ethanol, and corporate areas.  Cash flow from operating activities was  $25.7 million in the current quarter compared to $93.3 million in the same period in 2013.  Free cash flow (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) for the period was a negative $3.6 million compared to a positive $57.5 million in the prior year period.  The large decrease in the current period was due to changes in working capital for the period.

Six-month results

For the six month period ended June 30, 2014, the Company reported income from continuing operations of $82.1 million or $1.75 per diluted share, on revenues of $8.92 billion compared to $90.9 million and $1.94 per diluted share in the same period in 2013 on revenues of $9.20 billion.  Average retail fuel prices for the first six months of 2014 (including taxes) were $3.35 per gallon versus $3.40 per gallon in the same period of 2013.  Net income for the six months ended June 30, 2014, was  $82.9 million or $1.76 per diluted share, compared to net income of  $99.7 million, or $2.13 per diluted share, for the same period in 2013.   The lower results in continuing operations for the year to date period were primarily driven by lower retail fuel margins partially offset by improved results from the Hereford ethanol plant, higher merchandise gross margin dollars, and higher gross margins from product supply and wholesale operations in the current period.  The current year includes an after-tax benefit of $10.9 million from a LIFO decrement in the period and a state tax benefit of $6.8 million, while 2013 had no comparable adjustments.  Income from discontinued operations in the period contains the final adjustments to working capital from the sale of the Hankinson plant,   resulting in a gain of $0.8 million ($0.02 per diluted share), net of tax, for the current year.

Adjusted EBITDA (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) was $180.4 million for the six month period ended June 30, 2014, compared to $186.5 million for the same period in 2013.

Total retail fuel volumes increased 2.2% with 1.90 billion gallons sold in 2014 compared to 1.86 billion gallons in the 2013 period.   Retail fuel volumes sold on an APSM basis were 261,446 gallons in the 2014 period compared to 264,994 gallons in the 2013 period, a decrease of 1.3%.  Retail fuel margins (before credit card expenses) were 10.1 cpg in 2014 compared to 13.4 cpg in 2013, a decrease of 3.3 cpg.  Margins and volumes were impacted during the year to date period by a relatively flat wholesale price environment compared to a higher level of volatility in the prior year.    Fuel volumes are also lower due to less than 1 ½ months of the Walmart 15 cent/10 cent fuel discount program in 2014 compared to a full 3 months in 2013.  Total product supply and wholesale margin dollars excluding RINs were $80.3 million in the 2014 period compared to $34.6 million in the same period of 2013.  The 2014 amount includes a benefit of $17.8 million related to a LIFO decrement due to a decision to run a leaner fuel supply chain, which caused liquidation of inventories that are not expected to be restored at year-end.  Also impacting operating income for the six months ended June 30, 2014 was income generated by the sale of RINs of $40.9 million compared to $43.0 million in the 2013 period.  During the current period, 89 million RINs were sold at an average selling price of $0.46 per RIN.

Total merchandise margin dollars increased by 5.8% in the six months ended June 30, 2014 compared to the prior year.  Merchandise unit margins for the six months ended June 30, 2014 averaged 13.9% compared to 12.9% for the same period in 2013.  Non-tobacco products continued to show increases in both margin dollars and percentage of total sales as certain promotions with beverages and candy among other categories showed favorable results in the current year.  For the current year, merchandise revenues were $1.05 billion compared to $1.07 billion for the 2013 period. For the current year,  total non-tobacco sales dollars increased 9.0%, with the largest increases shown in dispensed beverages, alternative snacks and lottery/lotto, while margin dollars increased 13.6% primarily due to increased margins related to dispensed beverage, beer, wine and liquor and beverages.  On an APSM basis, total merchandise sales were down 5.1% with tobacco products down 7.6%, partially offset by a 5.3% increase in non-tobacco sales.  Total merchandise margin dollars on an APSM basis for the year were up 2.2% with tobacco margin dollars down 2.2%, mostly offset by an increase in non-tobacco margin dollars of 9.7%.  Within the tobacco categories, both smokeless and other tobacco products were up significantly on a margin basis due to improved execution and a more advantageous product mix.

Station and other operating expenses were $255.7 million for the six months ended June 30, 2014, compared to $245.7 million for the same period in 2013.  On an APSM basis, the expenses applicable to retail increased 0.2% period over period.  Excluding credit card expenses, station operating expenses on an APSM basis declined in the current year by 1.0% compared to the prior year.  Credit card expenses were higher on an APSM basis in the current year due in part to higher average sales prices and a change in mix of payment types with higher credit card usage in the current year.  The largest area of decrease in other operating expenses during the current period was related to environmental expense, as the 2013 period contained higher charges.  Selling, general and administrative (SG&A) expenses in the current year were $57.8 million compared to $60.7 million in the same period of 2013.  The primary reason for the decrease is lower employee related charges.   Included in the station and other

operating expense and SG&A expense totals above are $9.0 million and $9.5 million of combined operating expense and SG&A costs for the six months ended June 30, 2014 and 2013, respectively, for product supply and wholesale operations.

The Company’s remaining ethanol plant in Hereford, Texas was profitable for the first six months of 2014, generating $10.0 million in net income compared to net income of $1.0 million in 2013. The improved results at Hereford in the current year were the result of higher crush spreads and improved efficiencies.

Interest expense is higher in the first six months of 2014 compared to the prior year period by $19.5 million due to the issuance in mid-August 2013 of the $500 million Senior Notes and the funding of a $150 million term loan under our credit facilities.  As these borrowings did not exist in the prior period, there is a large increase in interest expense resulting from these transactions.  Further, the 2014 period contains a charge of $1.9 million related to a write-off of deferred debt costs for the recently repaid term loan.

Capital expenditures for continuing operations for the six months ended June 30, 2014 were $53.1 million compared to $95.3 million in 2013.  Of those capital expenditures, $44.9 million were for retail growth and $5.9 million spent on retail maintenance items.  The remaining balance of the capital expenditures was in our product supply, ethanol, and corporate areas.  The 2013 period contained $41.8 million in expenditures related to a down payment on land to be acquired from Walmart as a part of the December 2012 agreement.  Cash flow from operating activities was $138.6 million in the current year compared to $184.8 million in the same period in 2013.  Free cash flow (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) for the period was $85.4 million compared to $82.8 million in the prior year period.  The increase in the period was due primarily to lower capital expenditures in the period due to timing of station builds.

Station Openings

During the second quarter of 2014, Murphy USA opened nine retail locations.  Through early August 2014, the Company has opened an additional five sites.   With the addition of these stores in the early third quarter of 2014, Murphy USA has 1,228 total locations in operation that include 1,035 Murphy USA sites and 193 Murphy Express sites.  There are currently 20 new sites under construction.  Of these in-process stores, most continue to be the  new 1,200 sq. ft. or larger format.

Cash Flow and Financial Resources

For the quarter ended June 30, 2014, cash flows provided by operating activities were  $25.7 million, compared to $93.3 million in the 2013 period.    The decrease in cash provided by operating activities over 2013 of $67.6 million was due to net increases in working capital.  The total cash flow provided by operating activities included no cash flows from discontinued operations in the second quarter of 2014 and $8.1 million from discontinued operations in 2013.   Cash flows required by investing activities in the second quarter of 2014 were $29.3 million, which consisted primarily of capital expenditures for property additions (including $2.0 million for land purchases) while the 2013 period used cash of $27.6 million, which was primarily capital expenditures for property additions.  Cash flows used in financing activities were  $105.6 million in the second quarter of 2014 compared to cash used in financing activities of $80 million in the 2013 period.

At June 30, 2014, we had no borrowings under our asset-based loan facility, which was put in place with an initial borrowing base limit of $450.0 million in mid-August 2013.  Using June 30, 2014 information, the borrowing base has been recalculated at $428.0 million in July 2014 and remains undrawn.  Total debt at June 30, 2014 of $492.0 million (net of unamortized debt discount) consisted solely of the $500.0 million Senior Notes and is not inclusive of the $260.2 million in cash and cash equivalents the Company had at June 30, 2014.

The Company’s effective tax rate is slightly lower than normal in the current quarter and six months ended June 30, 2014 due to the discrete state income tax benefit of $6.8 million, however it is currently estimated that our ongoing effective tax rate will be approximately 38.5% for the remainder of the year.

"We worked throughout the second quarter to continue executing against our strategic priorities including completing our $50 million share repurchase plan," said Mr. Clyde.   "The environment for retail fuel margins in the second quarter of 2014 was relatively weak however rising wholesale prices in the second quarter positioned us favorably as we entered the third quarter with a sustained period of falling wholesale prices.  More importantly, our unique business model proved its resilience as we offset the weaker retail margins with gains in other parts of the value chain.  With 20 sites currently under construction, the second half of 2014 is an extremely busy time for our team as we work towards our year-end growth target.”

Earnings Call Information

The Company will host a conference call on August 7, 2014, at 10:00 a.m. Central time to discuss second quarter 2014 results.  The conference call number is  1 (877) 291-1367 and the conference number is 69122439. A live audio webcast of the conference call and the earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com).  Online replays of the earnings call will be available through Murphy USA’s website and a recording of the call will be available through August 11, 2014, by dialing 1(855) 859-2056 and referencing conference number 69122439.

Forward-Looking Statements

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations.  Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties.  Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted  by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates.  Our SEC reports, including our Annual Report on our Form 10-K for the year ended December 31, 2013 (filed February 28, 2014)  and, when available, our Form 10-Q for the three and six months ended June 30, 2014 contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.  The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Contact: Investors/Media

Tammy L. Taylor (870) 881-6853, Sr. Manager Investor Relations and Corporate Communications

taylotl@murphyusa.com

I

Murphy USA Inc.

Consolidated and Combined Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Thousands of dollars except per share amounts)	2014	2013	2014	2013
Revenues
Petroleum product sales (a)	$4,121,694	$4,175,882	$7,716,041	$7,938,494
Merchandise sales	548,260	553,370	1,050,982	1,068,839
Ethanol sales and other	87,995	114,213	155,260	194,123
Total revenues	4,757,949	4,843,465	8,922,283	9,201,456
Costs and operating expenses
Petroleum product cost of goods sold (a)	3,943,134	4,005,487	7,443,480	7,646,718
Merchandise cost of goods sold	472,909	482,464	905,371	931,259
Ethanol cost of goods sold	41,767	68,909	79,537	130,614
Station and other operating expenses	133,223	124,710	255,700	245,680
Depreciation and amortization	19,685	18,536	39,346	36,606
Selling, general and administrative	29,698	28,443	57,769	60,675
Accretion of asset retirement obligations	300	278	597	547
Total costs and operating expenses	4,640,716	4,728,827	8,781,800	9,052,099
Income from operations	117,233	114,638	140,483	149,357
Other income (expense)
Interest income	13	453	28	734
Interest expense	(10,527)	(16)	(19,622)	(142)
Gain on sale of assets	—	—	170	8
Other nonoperating income	894	8	1,006	23
Total other income (expense)	(9,620)	445	(18,418)	623
Income before income taxes	107,613	115,083	122,065	149,980
Income tax expense	34,381	44,765	39,981	59,109
Income from continuing operations	73,232	70,318	82,084	90,871
Income from discontinued operations, net of taxes	—	7,309	781	8,803
Net Income	$73,232	$77,627	$82,865	$99,674
Earnings per share - basic:
Income from continuing operations	$1.58	$1.50	$1.76	$1.94
Income from discontinued operations	—	0.16	0.02	0.19
Net Income - basic	$1.58	$1.66	$1.78	$2.13
Earnings per share - diluted:
Income from continuing operations	$1.57	$1.50	$1.75	$1.94
Income from discontinued operations	—	0.16	0.02	0.19
Net Income - diluted	$1.57	$1.66	$1.77	$2.13
Weighted-average shares outstanding (in thousands):
Basic	46,233	46,743	46,490	46,743
Diluted	46,527	46,743	46,708	46,743
Supplemental information:
(a) Includes excise taxes of:	$483,082	$492,220	$928,487	$935,497

Murphy USA Inc.

Segment Operating Results

(Unaudited)

(Thousands of dollars, except volume per store month, margins and store counts)	Three Months Ended June 30,		Six Months Ended June 30,
Marketing Segment	2014	2013	2014		2013

Revenues
Petroleum product sales	$4,121,694	$4,175,882		$7,716,041		$7,938,494
Merchandise sales	548,260	553,369		1,050,982		1,068,839
Other	23,904	30,377		42,272		44,442
Total revenues	$4,693,858	$4,759,628		$8,809,295		$9,051,775

Costs and operating expenses
Petroleum products cost of goods sold	3,943,134	4,005,487		7,443,480		7,646,718
Merchandise cost of goods sold	472,909	482,464		905,371		931,259
Station and other operating expenses	124,229	116,226		238,044		229,734
Depreciation and amortization	18,653	17,902		37,282		35,568
Selling, general and administrative	29,274	27,867		56,900		59,246
Accretion of asset retirement obligations	300	278		597		547
Total costs and operating expenses	$4,588,499	$4,650,224		$8,681,674		$8,903,072

Income from operations	$105,359	$109,404		$127,621		$148,703

Other income (expense)
Gain (loss) on sale of assets	—	—		170		8
Other nonoperating income (loss)	94	7		206		23
Total other income (expense)	$94	$7		$376		$31

Income from continuing operations
before income taxes	105,453	109,411		127,997		148,734
Income tax expense	33,793	42,858		42,576		58,795
Income from continuing operations	$71,660	$66,553		$85,421		$89,939

Gallons sold per store month	271,599	278,977		261,446		264,994
Fuel margin (cpg)	13.2	15.6		10.1		13.4
Fuel margin $ per store month	$35,713	$43,629	$	$ 26,382	$	$ 35,638

Total tobacco sales revenue per store month	$116,893	$125,708	$	$ 113,105	$	$ 122,360
Total non-tobacco sales revenue per store month	$33,054	$31,430	$	$ 31,274	$	$ 29,712
Total merchandise sales revenue per store month	$149,947	$157,138	$	$ 144,379	$	$ 152,072

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Merchandise margin $ per store month	$20,608	$20,135	$20,003	$19,575
Merchandise margin as a percentage of merchandise sales	13.7%	12.8%	13.9%	12.9%

Store count at end of period	1,223	1,179	1,223	1,179
Total store months during the period	3,656	3,522	7,279	7,028

Murphy USA Inc.

Consolidated and Combined Balance Sheets

	June 30,	December 31,
(Thousands of dollars)	2014	2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$260,237	$294,741
Accounts receivable—trade, less allowance for doubtful accounts of $4,456 in 2014 and $4,456 in 2013	257,163	193,181
Inventories, at lower of cost or market	166,035	179,055
Prepaid expenses and other current assets	16,474	15,439
Total current assets	699,909	682,416
Property, plant and equipment, at cost less accumulated depreciation and amortization of $693,012 in 2014 and $655,360 in 2013	1,204,044	1,190,723
Deferred charges and other assets	5,882	8,103
Total assets	$1,909,835	$1,881,242
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$14,000
Trade accounts payable and accrued liabilities	524,950	433,228
Income taxes payable	50,464	72,146
Deferred income taxes	8,660	7,143
Total current liabilities	584,074	526,517
Long-term debt	492,012	547,578
Deferred income taxes	103,994	114,932
Asset retirement obligations	18,077	17,130
Deferred credits and other liabilities	18,190	18,749
Total liabilities	1,216,347	1,224,906
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,765,221 issued and 46,743,633 shares issued and
outstanding at 2014 and 2013, respectively)	468	467
Treasury stock (1,040,636 shares held at June 30, 2014)	(50,021)	—
Additional paid in capital (APIC)	552,600	548,293
Retained earnings	190,441	107,576
Total stockholders' equity	693,488	656,336
Total liabilities and stockholders' equity	$1,909,835	$1,881,242

Murphy USA Inc.

Consolidated and Combined Statement of Cash Flows

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Thousands of dollars)	2014	2013	2014	2013
Operating Activities
Net income	$73,232	$77,627	$82,865	$99,674
Adjustments to reconcile net income to net cash provided by operating activities
Income from discontinued operations, net of taxes	—	(7,310)	(781)	(8,803)
Depreciation and amortization	19,685	18,535	39,346	36,606
Amortization of deferred major repair costs	264	88	433	221
Deferred and noncurrent income tax credits	(6,382)	(5,416)	(10,938)	(6,688)
Accretion on discounted liabilities	300	278	597	547
Pretax gains from sale of assets	—	—	(170)	(8)
Net (increase) decrease in noncash operating working capital	(65,886)	(9,683)	18,866	45,522
Other operating activities-net	4,513	11,054	8,211	10,876
Net cash provided by continuing operations	25,726	85,173	138,429	177,947
Net cash provided by discontinued operations	—	8,140	134	6,805
Net cash provided by operating activities	25,726	93,313	138,563	184,752
Investing Activities
Property additions	(29,315)	(27,636)	(53,054)	(95,109)
Proceeds from sale of assets	—	14	279	36
Expenditures for major repairs	—	—	(728)	(280)
Investing activities of discontinued operations
Sales proceeds	—	—	1,097	—
Other	—	(428)	—	(468)
Net cash required by investing activities	(29,315)	(28,050)	(52,406)	(95,821)
Financing Activities
Purchase of treasury stock	(50,021)	—	(50,021)	—
Repayments of long-term debt	(55,000)	(12)	(70,000)	(24)
Debt issuance costs	(36)	—	(99)	—
Amounts related to share-based compensation activities	(541)	—	(541)	—
Net distributions to parent	—	(79,985)	—	(86,692)
Net cash required by financing activities	(105,598)	(79,997)	(120,661)	(86,716)
Net increase (decrease) in cash and cash equivalents	(109,187)	(14,734)	(34,504)	2,215
Cash and cash equivalents at beginning of period	369,424	74,322	294,741	57,373
Cash and cash equivalents at June 30	$260,237	$59,588	$260,237	$59,588

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Adjusted EBITDA for the three and six months ended June 30, 2014 and 2013.  EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)).  EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use this Adjusted EBITDA in our operational and financial decision-making, believing that such measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.    Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance.  However, non-GAAP measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Thousands of dollars)	2014	2013	2014	2013

Net income	$73,232	$77,627	$82,865	$99,674

Income taxes	34,381	44,765	39,981	59,109
Interest expense, net of interest income	10,514	(437)	19,594	(592)
Depreciation and amortization	19,685	18,536	39,346	36,606
EBITDA	137,812	140,491	181,786	194,797

(Income) loss from discontinued operations, net of tax	-	(7,309)	(781)	(8,803)
Impairment of properties	-	-	-	-
Accretion of asset retirement obligations	300	278	597	547
Gain on sale of assets	-	-	(170)	(8)
Other nonoperating income	(894)	(8)	(1,006)	(23)
Adjusted EBITDA	$137,218	$133,452	$180,426	$186,510

The Company also considers Free Cash Flow in the operation of its business.  Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period.  Free cash flow is also considered a non-GAAP financial measure.  Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance.  Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Numerous methods may exist to calculate a company’s free cash flow.  As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow.  The following table provides a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
(Thousands of dollars)	2014	2013	2014	2013

Net cash provided by operating activities	$25,726	$85,173	$138,429	$177,947
Payments for property and equipment	(29,315)	(27,636)	(53,054)	(95,109)
Free cash flow	$(3,589)	$57,537	$85,375	$82,838